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                                                                   EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this first day of January, 1997 (hereinafter referred to as the "Effective Date"), by and between Smart & Final Inc. (hereinafter referred to as the "Company"), a Delaware corporation having its principal offices at Los Angeles, California and Roger M. Laverty, III (hereinafter referred to as the "Executive").

          WHEREAS, the Executive is presently employed by the Company in the capacity of Chief Executive Officer and as a member of the Board of Directors of the Company;

          WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and operations; and

          WHEREAS, the Company recognizes that the Executive's contribution has been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

          WHEREAS, the Company is desirous of assuring the continued employment of the Executive in the above stated capacity, and Executive is desirous of having such assurance.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. TERM OF EMPLOYMENT

          The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of the Effective Date of this Agreement, as indicated above; subject, however, to earlier termination as expressly provided in Section 6 herein.

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          The initial three (3) year period of employment automatically shall be extended for one (1) additional year at the end of the first year, and then again after each successive year thereafter. However, either party may elect not to have the then term of this Agreement extended by giving the other party written notice of its election not to extend delivered at least ninety (90) calendar days prior to the end of any calendar year, in which event the then term shall expire in accordance with its terms. For example, if at the end of calendar 1997 notice of election not to extend has not been given by either party (thus extending the term through December 31, 2000), but on September 15, 1997 the Company delivers its election not to extend, then the term of this Agreement shall terminate December 31, 2000 (other than the provisions of Section 8, which shall survive such termination).

          However, upon the effective date of the expiration, the Company shall provide to the Executive a continuation of his Base Salary (at the rate then in effect, as provided in Paragraph 4.1 herein) for a period of twenty-four (24) months, paid in equal installments in accordance with the normal payroll practices of the Company. The Company shall also promptly pay to the Executive an amount equal to twice the average Bonus paid to the Executive relative to the three fiscal years ending with the date of the expiration of the term. The Company also shall provide to the Executive all benefits to which the Executive has a vested right to at that time including, but not limited to, the retirement benefits described in Paragraph 4.4 herein, and the retiree medical insurance benefits described in Paragraph 4.6 herein.

SECTION 2. POSITION AND RESPONSIBILITIES

          During the term of this Agreement, the Executive agrees to serve as Chief Executive Officer of the Company. In his capacity as Chief Executive Officer of the Company, the Executive shall report directly to the Board of Directors, and shall maintain the level of duties and responsibilities as in effect as of the Effective Date, or such higher level of duties and responsibilities as he may be assigned during the term of this Agreement. The Executive shall have the same status, privileges, and responsibilities normally inherent in such capacities in corporations of similar size and character. The Executive acknowledges that such duties shall include serving as an officer and/or director of affiliates of the Company from time to time without the payment of additional compensation for doing so.

SECTION 3. STANDARD OF CARE

          During the term of this Agreement, the Executive agrees to devote substantially his full time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, subject to Section 8 herein, the Executive may serve as a director of

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other companies so long as such service is not injurious to the Company. The
Executive covenants, warrants, and represents that he shall:

          (a) Devote his full and best efforts to the fulfillment of his employment obligations; and

          (b) Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.

          This Section 3 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

SECTION 4. COMPENSATION

          As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

          4.1. BASE SALARY. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board's designee provided, however, that such Base Salary shall not be less than $400,000 per year. Once increased, such Base Salary shall not thereafter be decreased during the term of this Agreement. This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

          The annual Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board's designee, such Base Salary should be increased. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

          4.2. ANNUAL BONUS. The Company shall provide the Executive with the opportunity to earn an annual cash bonus, at a level which is commensurate with the opportunity typically offered to executives having the same or similar duties and responsibilities as the Executive at companies similar in size and character to the Company. The Company shall, however, provide the Executive with a minimum target annual bonus opportunity equal to one hundred percent (100%) of the Executive's annual Base Salary.

          Nothing in this paragraph shall be construed as obligating the Company to pay the Executive an Annual Bonus or to refrain from changing and/or amending the annual bonus/incentive plan so long as such changes are similarly applicable to all executives generally.

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          4.3.  LONG-TERM INCENTIVES. The Company shall provide the Executive the opportunity to earn a long-term incentive award, at a level which is commensurate with the opportunity typically offered to executives having the same or similar duties and responsibilities as the Executive at companies similar in size and in character to the Company.

          Nothing in this paragraph shall be construed as obligating the Company to refrain from changing, and/or amending the long-term incentive plan, so long as such changes are similarly applicable to all executives generally.

          4.4. RETIREMENT BENEFITS. The Company shall provide to the Executive participation in all Company qualified defined benefit and defined contribution retirement plans, including, but not limited to, the 401(k) savings plan, subject to the eligibility and participation requirements of such plans. The Executive shall be entitled to benefits provided under the Deferred Compensation Agreement currently in effect.

          4.5. EMPLOYEE BENEFITS. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Executive's position. Such benefits shall include, but not be limited to, group term life insurance, comprehensive health and major medical insurance, and short-term and long-term disability.

          The Executive shall be entitled to paid vacation of a minimum of five
(5) weeks per calendar year, in accordance with the standard written policy of the Company with regard to vacations of employees.

          The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company.

          4.6. RETIREE MEDICAL INSURANCE. The Company shall provide the Executive, and the Executive's surviving spouse, full retiree medical insurance coverage (as defined under the Company's retiree medical insurance arrangement) for the remainder of their lives in the event of the Executive's termination of employment hereunder, due to the Executive's Death (as provided in Paragraph 6.2 herein), due to Retirement (as provided in Paragraph 6.1 herein), due to Disability (as provided in Paragraph 6.3 herein), due to an involuntary termination by the Company without Cause (as provided in Paragraph 6.5 herein), due to a termination by the Executive for Good Reason (as provided in Paragraph
6.7 herein), or in the event this Agreement is not renewed by the Company (as provided in Section 1 herein).

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          Retiree medical insurance coverage will not be provided to the
Executive in the event his employment hereunder is terminated voluntarily by the Executive (as provided in Paragraph 6.4 herein), or in the event of a for Cause termination (as provided in Paragraph 6.6 herein).

          4.7. PERQUISITES. The Company shall provide to the Executive, at the Company's cost, all perquisites currently being afforded the Executive as well as all other perquisites to which other executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

          4.8. RIGHT TO CHANGE PLANS. By reason of Paragraphs 4.5, 4.6, and 4.7 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

SECTION 5. EXPENSES

          The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which the Executive's participation is in the best interest of the Company.

SECTION 6. EMPLOYMENT TERMINATIONS

          6.1. TERMINATION DUE TO RETIREMENT. In the event the Executive's employment is terminated, while this Agreement is in force, by reason of Retirement (as defined under the then established rules of the Company's tax-qualified retirement plan), the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

          Upon the effective date of such termination, the Company's obligation to pay and provide to the Executive Base Salary, Annual Bonus, and Long-Term Incentives (as provided in Paragraphs 4.1, 4.2, and 4.3 herein, respectively), shall immediately expire. However, the Executive shall receive all rights and benefits that he is vested in, pursuant to other plans and programs of the Company including, but not limited to, the retirement benefits as described in Paragraph 4.4 herein, and the retiree medical insurance coverage as described in Paragraph 4.6 herein.

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          6.2.  TERMINATION DUE TO DEATH. In the event of the death of the
Executive during the term of this Agreement, or during any period of Disability during which he is receiving compensation pursuant to Paragraph 6.3 herein, the Company shall pay to the Executive's surviving spouse, or other beneficiary as so designated by the Executive during his lifetime, or to the Executive's estate, as appropriate, all benefits to which the Executive had a vested right to pursuant to this Agreement.

          The Company also shall provide to the Executive's surviving spouse medical insurance coverage for the remainder of her life, as further provided in Paragraph 4.6 herein.

          6.3. TERMINATION DUE TO DISABILITY. In the event that the Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for a period of more than ninety (90) calendar days in the aggregate, during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of ninety (90) calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement. However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.

          A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon such effective date, the Company's obligation to pay and provide to the Executive Base Salary, Annual Bonus, and Long-Term Incentives (as provided in Paragraphs 4.1, 4.2, and 4.3, respectively), shall immediately expire. However, the Executive shall receive all rights and benefits that he is vested in, pursuant to other plans and programs of the Company, including, but not limited to, short- and long-term disability benefits, retirement benefits as described in Paragraph 4.4 herein, and retiree medical insurance coverage as described in Paragraph 4.6 herein.

          The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Section 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Board, who are qualified to give such professional medical advice.

          It is expressly understood that the Disability of the Executive for a period of ninety (90) calendar days or less in the aggregate during any period of twelve

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(12) consecutive months, in the absence of any reasonable expectation that his
Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

          6.4. VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate this Agreement at any time by giving the Board of Directors of the Company written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination (such period not to include vacation). The termination automatically shall become effective upon the expiration of the notice period.

          Upon the effective date of such termination, the Company shall pay to the Executive his full Base Salary, at the rate then in effect as provided in Paragraph 4.1 herein, through the effective date of termination, and a pro rata bonus payment based upon the level of achievement of preestablished performance goals up through and including the effective date of termination, plus all other benefits to which the Executive has a vested right to at that time including, but not limited to, accrued vacation pay. The Company also shall provide to the Executive the retirement benefits described in Paragraph 4.4 herein. With the exception of the covenants contained in Section 8 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

          6.5. TERMINATION BY THE COMPANY WITHOUT CAUSE. At all times prior to six (6) full calendar months before the effective date of a Change in Control, or at any time more than two (2) years after the effective date of a Change in Control, the Board may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement, or for Cause, by notifying the Executive in writing of the Company's intent to terminate, at least thirty (30) calendar days prior the effective date of such termination.

          Upon the effective date of such termination, following the expiration of the thirty (30) day notice period, the Company shall continue to pay to the Executive in equal monthly installments the greater of: (a) the Base Salary then in effect and Bonus, equal to the average of bonuses paid in the prior three (3) years, for the remaining term of this Agreement (assuming no additional extensions of this Agreement's term beyond that in effect as of the effective date of termination), together with continuation of health and welfare benefits for the remaining term of this Agreement; or (b) two (2) full years of his Base Salary in effect and Bonus, equal to the average of bonuses paid in the prior three (3) years, as of the

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effective date of termination, plus a two (2) year continuation of health and welfare benefits.

          Further, the Company shall pay the Executive all other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program. The Company and the Executive thereafter shall have no further obligations under this Agreement.

          6.6. TERMINATION FOR CAUSE. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause." In the event the Board determines that Cause exists, the Board shall deliver written notice to the Executive of the facts and circumstances leading to the Board's determination. Upon receipt of this written notification, all provisions of this Agreement shall terminate, except for the noncompete provisions of Section 8 herein (which shall survive such termination).

          "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment; and shall mean and be limited to the consistent wilful misconduct, fraud, conviction of a felony, consistent gross neglect of duties, or consistent wanton negligence by the Executive in the performance of his duties hereunder, or the material breach by the Executive of the terms of this Agreement.

          In the event this Agreement is terminated by the Board for Cause, the Company shall pay to the Executive his Base Salary, at the rate then in effect, as provided in Paragraph 4.1 herein, through the effective date of the employment termination and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement.

          6.7. TERMINATION FOR GOOD REASON. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

          Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in this Section 6.7 (or, in the event of termination for Good Reason within the six (6) full calendar month period prior to the effective date of a Change in Control, or within twenty-four (24) calendar months following the effective date of a Change in Control, the benefits set forth in Section 7.1 herein).

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          Good Reason shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

          (a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year;

          (b) Without the Executive's consent, the Company's requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive's current primary residence than is such residence from the Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date;

          (c) A material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive's position; or

          (d) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 10.1 herein.

          Upon a termination of the Executive's employment for Good Reason at any time other than the six (6) full calendar month period prior to the effective date of a Change in Control, or the twenty-four (24) month period following the effective date of a Change in Control, the Executive shall be entitled to receive the same payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.4 herein. The payment of Base Salary and pro rata Bonus shall be made to the Executive within thirty (30) calendar days following the effective date of employment termination. Upon a termination for Good Reason within the six (6) full calendar month period prior to the effective date of a Change in Control, or within the twenty-four (24) months following the effective date of a Change in Control, the Executive shall be entitled to receive the

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payments and benefits set forth in Section 7.1 herein in lieu of those set forth in this Section 6.7.

          The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good
Reason herein.

SECTION 7. CHANGE IN CONTROL

          7.1 EMPLOYMENT TERMINATIONS IN CONNECTION WITH A CHANGE IN CONTROL. In the event of a Qualifying Termination (as defined below) within six (6) full calendar months prior to the effective date of a Change in Control, or within twenty-four (24) months following the effective date of a Change in Control, then in lieu of all other benefits provided to the Executive under the provisions of this Agreement, the Company shall pay to the Executive and provide him with the following severance benefits (hereinafter referred to as the "Severance Benefits"):

          (a) An amount equal to three (3) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the effective date of termination;

          (b) An amount equal to three (3) times the Executive's average annual bonus earned over the three (3) fiscal years prior to the Change in Control (whether or not deferred);

          (c) An amount equal to the Executive's unpaid Base Salary and accrued vacation pay through the effective date of termination;

          (d) An amount equal to the Executive's unpaid targeted annual bonus, established for the plan year in which the Executive's effective date of termination occurs, adjusted for the Company's performance through the date of termination, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the effective date of termination, and the denominator of which is three hundred sixty-five (365);

          (e) A continuation of the welfare benefits in effect for three (3) full years after the effective date of termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's effective date of termination.

              However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage

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              level, likewise, shall change for the Executive in a corresponding manner.

              The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors or the Board's designee;

          (f) A lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of the effective date of termination under the terms of any and all supplemental retirement plans in which the Executive participates. For this purpose, such benefits shall be calculated under the assumption that the Executive's employment continued following the effective date of termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining "final average pay" under such programs, the Executive's actual pay history as of the effective date of termination shall be used;

          (g) A lump-sum cash payment of the entire balance of the Executive's compensation which has been deferred under the Company's nonqualified deferred compensation plan(s) together with all interest that has been credited with respect to such deferred compensation balance;

          (h) A lump-sum cash payment of all amounts owed to the Employee under the Deferred Compensation Plan computed as if the Employee had continued to participate in the Deferred Compensation Plan and received a deemed credit thereunder for an additional period equal to the greater of (A) the number of full and partial years remaining under the term of this Agreement or (B) three (3) years, within five (5) days of the Date of Termination.

          For purposes of this Section 7, a Qualifying Termination shall mean any termination of the Executive's employment OTHER THAN: (1) by the Company for Cause (as provided in Section 6.6 herein); (2) by reason of death, Disability (as provided in Section 6.2 herein), or Retirement (as such term is then defined in the Company's tax qualified defined benefit retirement plan; provided that a termination which qualifies as a Retirement and which occurs within the thirty
(30) day period described in subparagraph (3) of this Section 7.1 will be deemed to be a Qualifying Termination); or (3) by the Executive without Good Reason (as provided in Section 6.7 herein, but specifically excluding voluntary terminations within the period beginning on the first anniversary of the effective date of the Change in Control and ending thirty (30) days after such date--i.e.,

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any voluntary termination by the Executive within such period shall be deemed to be a Qualifying Termination).

          7.2 DEFINITION OF "CHANGE IN CONTROL." A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; any Company-owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company) is or becomes the "beneficial owner" (as defend in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities;

          (b) During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), or (d) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

          (c) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no

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              person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

          (d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

              Notwithstanding the foregoing, a Change in Control shall not include (A) any event, circumstance, or transaction that results from the action of any entity or group that includes, is affiliated with, or is wholly or partly controlled by the Employee (e.g., a management-led buyout) or (B) the repurchase by the Company or the redemption, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.

          7.3 EXCISE TAX EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 7.3 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the effective date of termination, but in no event beyond thirty (30) days from such date.

          7.4 TAX COMPUTATION. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise
Tax:

          (a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of
              Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section

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

              280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

          (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

          (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

          7.5 SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company under Section 7.4 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee.

SECTION 8. NONCOMPETITION

          8.1 PROHIBITION ON COMPETITION. Without the prior written consent of the Company, during the term of this Agreement, and for the greater of twelve
(12) months following the expiration of this Agreement, or any other period in which amounts are paid hereunder, the Executive shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is "in competition" with the Company or its successors or assigns.

          8.2 DISCLOSURE OF INFORMATION. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this

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

Agreement. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

          8.3 COVENANTS REGARDING OTHER EMPLOYEES. During the term of this Agreement, and for a period of twenty four (24) months following the expiration of this Agreement, the Executive agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

SECTION 9. INDEMNIFICATION

          The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement.

SECTION 10. ASSIGNMENT

          10.1. ASSIGNMENT BY COMPANY. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or essentially all of the assets of business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

          Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of an involuntary termination by the Company, as provided in Paragraph 6.6 herein.

          Except as herein provided, this Agreement may not otherwise be assigned by the Company.

          10.2. ASSIGNMENT BY EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives,

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

executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

SECTION 11. DISPUTE RESOLUTION AND NOTICE

          11.1. DISPUTE RESOLUTION. Any dispute arising under or in connection with this Agreement shall be settled exclusively by arbitration.

          Such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

          All expenses of such arbitration, including the reasonable fees and expenses of the legal representation, and necessary costs and disbursements incurred as a result of such dispute, and any prejudgment interest, shall be borne by the unsuccessful party.

          11.2. NOTICE. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

SECTION 12. MISCELLANEOUS

          12.1. ENTIRE AGREEMENT. This Agreement supersedes the prior Employment Agreement between the Company and the Executive dated August 1, 1993 (provided that the Executive shall continue to be entitled to receive all amounts and benefits accrued thereunder through the Effective Date) as well as all negotiations or understandings, oral or written, between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect thereto. The parties acknowledge, however, that there are various other prior agreements between them, which shall remain unmodified and in full force and effect.

          12.2. MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

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

          12.3. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

          12.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

          12.5. TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or govern-mental regulation or ruling.

          12.6. BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

SECTION 13. GOVERNING LAW

          To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of California.

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

          IN WITNESS WHEREOF, the Executive and the Company (pursuant to a resolution adopted at a duly constituted meeting of its Board of Directors) have executed this Agreement, as of the day and year first above written.

                                      Executive:


                                      /s/ROGER M. LAVERTY, III
                                      -----------------------------------------
                                         Roger M. Laverty, III
                                         Smart & Final Inc.


ATTEST


By: /s/DONALD G. ALVARADO             By: /s/ROBERT J. EMMONS
    ---------------------------           -------------------------------------
    Corporate Secretary                      Robert J. Emmons
                                             Chairman of the Board of Directors

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